AGREEMENT AND PLAN OF EXCHANGE

This Agreement and Plan of Exchange ("Agreement") between H
Bar C, Inc., a Delaware corporation ("H Bar C") and Campus Live Corp., a Delaware corporation ("Campus Live"), the two corporations acting by their respective boards of directors and sometimes collectively referred to as the "Constituent Corporations," is entered into this 18th day of June, 2000.

WHEREAS, H Bar C is a corporation organized and existing under the laws of the State of Delaware, having been incorporated on November 9, 1999, with its principal business office located at 118 Murray Avenue, Port Washington, New York 11050;

WHEREAS, the authorized capital stock of H Bar C is Ten Million (10,000,000) shares of common stock, par value of One Tenth of One Cent ($0.001) per share, Three Million Five Hundred Twenty-Two Thousand Five Hundred (3,522,500) of which have been issued; there is no preferred stock authorized;

WHEREAS, Campus Live is a corporation organized and existing under the laws of the State of Delaware, having been originally incorporated on September 19, 1997, with its principal business office located at 2007 Bedford Drive, West Palm Beach, Florida 33403;

WHEREAS, the authorized capital stock of Campus Live consists of Fifteen Million (15,000,000) shares of common stock, par value of One Cent ($0.001) per share, of which Three Million Eight Hundred Twelve Thousand Five Hundred (3,812,500) shares are presently issued and outstanding.

WHEREAS, the respective boards of directors of H Bar C and Campus
Live deem it desirable and in the best interests of the corporations and their stockholders that the corporations enter into this Agreement and exchange shares pursuant to the terms and conditions contained herein; and

WHEREAS, in order to consummate this exchange and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, Campus Live and H Bar C approve and adopt this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, it is agreed by and between the parties that, in accordance with the provisions of the laws of the State of Delaware, H Bar C shall be, and it is, as of the exchange date (as defined in Article I, Section 2 hereafter), become a wholly subsidiary of Campus Live, one of the Constituent Corporations; both such corporations shall continue their corporate existence and remain Delaware corporations governed by the laws of that state, all on the terms and conditions set forth as follows:

                               ARTICLE I
                               EXCHANGE

Written consents executed by shareholders holding a majority of the issued and outstanding shares of common stock of each company, the shareholders of both Campus Live and H Bar C are being sought to approve and adopt, pursuant to and in accordance with the applicable provisions of the laws of the State of Delaware, the exchange of all the outstanding shares of common stock of H Bar C for an equivalent number of shares of common stock of Campus Live. Upon this approval, this exchange shall become effective ("Exchange Date").

                             ARTICLE II
              NAME AND CONTINUED CORPORATE EXISTENCE
                             OF H BAR C

The corporate name of H Bar C, the Constituent Corporation whose corporate existence will continue after the exchange under this Agreement, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by this exchange, and the corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of Campus Live shall continue unaffected and unimpaired by this exchange

                             ARTICLE III
                   CONVERSION OF SHARES ON EXCHANGE

Each of the shares of common stock, par value of One Cent ($0.001) per share, of H Bar C outstanding on the Exchange Date ("H Bar C Stock"), and all rights shall upon the Exchange Date be exchanged with each of common stock, par value One Tenth of One Cent ($0.001) per share of Campus Live ("Campus Live Stock"). At any time and from time to time after the Exchange Date, each holder of an outstanding certificate or certificates representing shares of H Bar C Stock shall be entitled, upon the surrender of the certificate or certificates at the office of an transfer agent of Campus Live to be designated by the Board of Directors of Campus Live to receive in exchange a certificate or certificates representing the number of shares of Campus Live Stock into which the shares of H Bar C Stock represented by the certificate or certificates surrendered shall have been converted. No dividend shall be paid by Campus Live to the holders of outstanding certificates expressed to represent shares of H Bar C Stock, but, upon surrender and exchange as provided, there shall be paid to the record holder of the certificate or certificates for Campus Live Stock issued in exchange therefor an amount with respect to each such share of Campus Live Stock equal to all dividends which shall have been paid or become payable to holders of record of Campus Live Stock between the Exchange Date and the date of actual conversion.

                               ARTICLE IV
                        ASSETS AND LIABILITIES

On the Exchange Date, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall remain with each corporation. The title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the exchange; provided, however, that all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective Constituent Corporations shall remain the same. Any action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the exchange had not taken place.

                            ARTICLE V
          CONDUCT OF BUSINESS BY CONSTITUENT CORPORATIONS

Prior to the Exchange Date, H Bar C shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business except as provided. Without limiting the generality of the above, H Bar C shall not, except as otherwise consented to in writing by Campus Live or as otherwise provided in this agreement:

1. Issue or sell any shares of its capital stock in addition to those outstanding on this date, except shares issued pursuant to rights or options outstanding at that date;

2. Issue rights to subscribe to or options to purchase any shares of its stock in addition to those outstanding on this date;

3.  Amend its certificate of incorporation or its bylaws;

4.  Issue or contract to issue funded debt;

5. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock.

6. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

7. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the exchange in amounts to be determined after the Exchange Date;

8. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

9. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

10. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

11. Default in performance of any material provision of any material contract or other obligation;

12.  Waive any right of any substantial value; or

13. Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

                               ARTICLE VI
              WARRANTIES OF THE CONSTITUENT CORPORATIONS

Representations and Warranties of H Bar C.

H Bar C covenants, represents and warrants to Campus Live that:

1. It is on the date of this Agreement, and will be on the Exchange Date, (a) a corporation duly organized and existing under the laws of the jurisdiction of the State of Delaware, and
(b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it;

2. All federal, state and local tax returns required to be filed by it on or before the Exchange Date will have been filed, and all taxes shown to be required to be paid on or before the Exchange Date will have been paid;

3. It will use its best efforts to collect the accounts receivable owned by it on or prior to the Exchange Date and will follow its past practices in connection with the extension of any credit prior to the Exchange Date;

4. All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business until the Exchange Date;

5. All leases now held by it are now and will be on the Exchange Date in good standing and not voidable or void by reason of any default whatsoever;

6. During the period between January 1, 2000, and the date of this Agreement, except as disclosed in writing to Campus Live, it has not taken any action, or suffered any conditions to exist, to any material or substantial extent in the aggregate, which it has agreed in Article IX or this Article X of this Agreement not to take or to permit to exist during the period between the date of this agreement and the Exchange Date;

7. It has not been represented by any broker in connection with the transaction contemplated, except as it has advised Campus
Live in writing; and

8. Its Board of Directors has, subject to the authorization and approval of its stockholders, authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

9. H Bar C, in addition to other action which is has covenanted, represented, and warranted to Campus Live that it shall take, shall also:

(a) Use its best efforts to preserve its business organization intact, to keep available to Campus Live the present officers and employees of H Bar C, and to preserve for Campus Live the relationships of H Bar C with suppliers and customers and others having business relations with H Bar C; and

(b) Not increase the compensation, wages, or other benefits payable to its officers or employees, other than increases which Campus Live has approved in writing.

Representations and Warranties of Campus Live.

Campus Live covenants, represents and warrants to H Bar C that:

1. It is on the date of this Agreement, and will be on the Exchange Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Delaware, (b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it, and
(c) it is fully qualified and authorized to do business in the State of Florida; and

2. Its Board of Directors has, subject to the authorization and approval of its stockholders, authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

                              ARTICLE VII
                       CONSUMMATION OF EXCHANGE

If the exchange contemplated is completed, all expenses incurred in consummating the plan of exchange shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by Campus Live. If the exchange is not completed, each of the Constituent Corporations shall be liable for, and shall pay, the expenses incurred by it.

Notwithstanding shareholder authorization and at any time prior to the filing, the filing and recording of this agreement may be deferred from time to time by mutual consent of the respective boards of directors of each of the Constituent Corporations, and, to the extent provided in (a), (b), (c) and (d) below, the exchange may be abandoned:

1. By the mutual consent of the respective Boards of Directors of each of the Constituent Corporations;

2.  At the election of the Board of Directors of Campus Live, if
(a) demands by shareholders for appraisal of their shares of H Bar C Stock have been received from the holders of twenty-five percent (25%) or more of the outstanding shares, or (b) in the judgment of the Board any judgment is rendered relating to any legal proceeding not commenced and the existence of the judgment will or may materially affect the rights of either Constituent Corporation to sell, convey, transfer or assign any of its assets or materially interfere with the operation of its business, renders the exchange impracticable, undesirable or not in the best interests of its shareholders;

3. By the Board of Directors of Campus Live if there shall not have been submitted to Campus Live the opinion of counsel for H Bar C, in form and substance satisfactory to Campus Live, to the effect that (1) H Bar C is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, H Bar C in accordance with its terms, and (3) all the properties, estate, rights, privileges, powers and franchises of H Bar C and all debts due to H Bar C shall remain with that corporation, without further act or deed;

4. At the election of the Board of Directors of H Bar C if there shall not have been submitted to H Bar C the opinion of counsel for Campus Live, in form and substance satisfactory to H Bar C, to the effect that: (a) Campus Live is a validly organized and duly existing corporation; (b) this Agreement has been duly authorized by, and is binding upon, Campus Live in accordance with its terms; (c) the H Bar C Stock will be converted into Campus Live Stock; (d) the Campus Live Stock into which the H Bar C Stock will be converted as provided herein will be legally and validly authorized, exempt from the registration requirements of
Section 5 of the Securities Act of 1933, as amended, ("Act'), provided by Section 3(a)(10) thereof, and exempt from the registration requirements of Section 7304 of the Delaware Securities Act, as amended, provided by Section 7309(b) thereof, and may be issued without a restrictive legend pursuant to Rule 145(a)(2) under the Act if the any of the shares of common stock H Bar C are otherwise unrestricted and not owned by any affiliate of H Bar C; and (e) when issued will be validly issued, fully paid and nonassessable stock of the surviving corporation;

5.  At the election of the Board of Directors of either
Constituent Corporation if:

(a)  The warranties and representations of the other Constituent
Corporation contained in this Agreement shall not be substantially accurate in all material respects on and as of the date of election; or the covenants contained of the other
Constituent Corporation shall not have been performed or satisfied in all material respects;

(b) Prior to the exchange (1) there shall have been filed in any court or agency having jurisdiction a complaint or other proceeding seeking to restrain or enjoin the exchange contemplated hereby, or (2) there shall have been presented to H Bar C or Campus Live or any director or officer of either of them any process, demand or request which, in the opinion of counsel for either Constituent Corporation, offers reasonable ground to believe that a complaint or bill in equity may be forthcoming which, if successful, would restrain, enjoin or dissolve the exchange, and if, in either case, such Board of Directors determines that abandonment and cancellation of this Agreement is advisable in the best interests of the Constituent Corporations, their shareholders, employees and customers;

(c) If the Exchange Date shall not have occurred by July 1, 2000, then, at the option of the Board of Directors of the Constituents Corporations, it may be deferred to a date on or after August 1, 1999. If the Exchange Date shall not have occurred by September 1, 1999, then, at the option of the Board of Directors of either Constituent Corporation the exchange may be abandoned. In the event of the abandonment of the exchange pursuant to the foregoing provisions, this Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or its shareholders or directors or officers in respect of this exchange except the obligation of each Constituent Corporation to pay its own expenses as provided in this Article XI.

                         ARTICLE VIII
                         MISCELLANEOUS

1.  Access to Books and Records.

To enable Campus Live to coordinate the activities of H Bar C into those of Campus Live on and after the Exchange Date, H Bar C shall, before the Exchange Date, afford to the officers and authorized representatives of Campus Live free and full access to the plants, properties, books and records of H Bar C, and the officers of H Bar C will furnish Campus Live with financial and operating data and other information as to the business and properties of H Bar C as Campus Live shall from time to time reasonably request. Campus Live shall, before the Exchange Date, afford to the officers and authorized representatives of H Bar C such access, and Campus Live's officers will furnish such data and information to H Bar C, as may be reasonably required by H Bar C for the preparation of its proxy statement in connection with the meeting of shareholders to be called pursuant to section 1 of Article I of this Agreement. Campus Live and H Bar C agree that, unless and until the exchange contemplated by this Agreement has been consummated, Campus Live and H Bar C and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the exchange provided for is not consummated as contemplated, Campus Live and H Bar C will each return to the other party all data as the other party may reasonably request.

2.  Tax Treatment.

The parties hereto acknowledge that the transaction contemplated by this Agreement is intended to qualify as a "tax-free" reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended. Campus Live and H Bar C acknowledge, however, that each are being represented by their own tax advisors in connection with this transaction, and neither has made any representations or warranties to the other with respect to treatment of such transaction or any part or effect thereof under applicable tax laws, regulations or interpretations; and no attorney's opinion or tax revenue ruling has been obtained with respect to the tax consequences of the transactions contemplated by the within Plan.

3.  Exemption from Registration.

The parties hereto acknowledge that the exchange of shares of common stock contemplated by this Agreement is intended to be exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, ("Act'), provided by Section 3(a)(10) thereof, and exempt from the registration requirements of Section 7304 of the Delaware Securities Act, as amended, provided by Section 7309(b) thereof, and may be issued without a restrictive legend pursuant to Rule 145(a)(2) under the Act if the any of the shares of common stock H Bar C are otherwise unrestricted and not owned by any affiliate of H Bar C.

4.  Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

5.  Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

6.  Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

7.  Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

8.  Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

9.  Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

10.  Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.  Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

12.  Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

13.  Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either 1. United States mail, postage prepaid, or 2.
Federal Express or similar generally recognized overnight carrier), addressed as provided by each of the Constituent
Corporations.

14.  Governing Law.

This Agreement shall be construed and enforced under, in accordance with, and governed by, the laws of the State of Delaware.

15.  Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

16.  Termination of Agreement.

This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

17.  Survival of Provisions.

The representations and warranties contained in Article VI of this agreement and any liability of one Constituent Corporation to the other for any default under the provisions of Articles V or VI of this agreement, shall expire with, and be terminated and extinguished by, the exchange under this agreement on the Exchange Date.

18.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                         H Bar C:



                                         By: /s/  Richard Stahl
                                         Richard Stahl, CEO


                                         Campus Live:



                                         By: /s/  Tiffany Smith
                                         Tiffany Smith, CEO